World Funds Trust 485BPOS

Exhibit 99(i)(36)

March 5, 2021

Mission-Auour Risk-Managed Global Equity Fund

8730 Stony Point Parkway

Suite 205

Richmond, VA 23235

(800) 673-0550

Union Street Partners Value Fund

8730 Stony Point Parkway

Suite 205

Richmond, VA 23235

(800) 673-0550

Dear Ladies and Gentlemen:

We have acted as counsel to: (i) the Target Company1, on behalf of the Target Fund, and (ii) the Acquiring Company, on behalf of the Acquiring Fund in connection with the Agreement providing for the acquisition by the Acquiring Fund of all of the assets and the assumption by the Acquiring Fund of all of the liabilities of the Target Fund, in exchange for shares of the Acquiring Fund (the “Reorganization”), as set forth in the Agreement. The Reorganization is scheduled to close on the date of this letter (the “Closing Date”).

For purposes of this opinion, we have examined and relied upon (1) the Plan, (2) the facts and representations contained in the letter dated on or about the date hereof addressed to us from Trust on behalf of Acquiring Fund, (3) the facts and representations contained in the letter dated on or about the date hereof addressed to us from Trust on behalf of Acquired Fund, and (4) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

1 Capitalized terms used and not otherwise defined herein shall have the meanings given those terms in the AGREEMENT AND PLAN OF REORGANIZATION dated as of October 7, 2020 (“Agreement”), is by and among (i) the Target Company (the entity listed in the column entitled “Target Company” on Exhibit A of this letter), on behalf of the Target Fund (the series of the Target Company listed in the column entitled “Target Fund” on Exhibit A of this letter), (ii) the Acquiring Company (the entity listed in the column entitled “Acquiring Company” on Exhibit A of this letter). on behalf of the Acquiring Fund (the series of the Acquiring Company listed in the column entitled “Acquiring Fund” on Exhibit A of this letter), and (iii) for purposes of paragraphs 4.3 of the Agreement only, Mission Institutional Advisors, LLC, dba Mission Funds Advisors (“Adviser”).

ROBERT M. ELWOOD ● CO-FOUNDER AND PARTNER ● PRACTUS, LLP

1536 James Road ● Ardmore, PA 19003 ● p: 484.477.2729

Robert.Elwood@Practus.com ● Practus.com

Mission-Auour Risk-Managed Global Equity Fund
Union Street Partners Value Fund
March 5, 2021

We have accepted, without independent verification, the genuineness of all signatures (whether original or copies), the legal capacity of all natural persons at all relevant times and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, copies or facsimile copies and the accuracy of all certificates of public officials.

Any references to “our knowledge,” or words of similar import, shall mean the conscious awareness, as to the existence or absence of any facts that would contradict the opinions so expressed, of those attorneys of this firm who have rendered substantive attention to the transaction to which this opinion relates. Other than as set forth herein, we have not undertaken, for purposes of this opinion, any independent investigation to determine the existence or the absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from the fact of our representation of the Trust. Moreover, we have not searched the dockets of any court, administrative body, agency or other filing office in any jurisdiction. When any opinion set forth below relates to the existence or standing of the Trust, such opinion is based entirely upon and is limited by the items referred to above, and we understand that the foregoing assumptions, limitations and qualifications are acceptable to you.

We do not express any opinion herein with respect to (i) the validity, binding effect or enforceability of any contractual provisions purporting to provide indemnification of any person for any claims, damages, liabilities or expenses that may be limited by any applicable federal or state securities laws or as a matter of public policy, and (ii) the availability of any equitable or other specific remedy upon any breach of the Plan or of any agreement or obligations referred to therein.

This opinion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof.  This opinion is conditioned upon the Reorganization taking place in the manner described in the Plan referred to above.

Based upon the foregoing, it is our opinion that for federal income tax purposes:

1.	The acquisition by Acquiring Fund of substantially all of the properties of Acquired Fund in exchange solely for Acquiring Fund Shares and the assumption of all liabilities of Acquired Fund by Acquiring Fund followed by the distribution of Acquiring Fund Shares to the Acquired Fund Shareholders in exchange for their Acquired Fund Shares in complete liquidation and termination of Acquired Fund will constitute a tax-free reorganization under Section 368(a) of the Code.

Mission-Auour Risk-Managed Global Equity Fund
Union Street Partners Value Fund
March 5, 2021

2.	Acquired Fund will not recognize gain or loss upon the transfer of substantially all of its assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption of all liabilities of Acquired Fund, except that Acquired Fund may be required to recognize gain or loss with respect to contracts described in Section 1256(b) of the Code or stock in a passive foreign investment company, as defined in Section 1297(a) of the Code.

3.	Acquired Fund will not recognize gain or loss upon the distribution to its shareholders of the Acquiring Fund Shares received by Acquired Fund in the Reorganization.

4.	Acquiring Fund will recognize no gain or loss upon receiving the properties of Acquired Fund in exchange solely for Acquiring Fund Shares and the assumption of all liabilities of Acquired Fund.

5.	The adjusted basis to Acquiring Fund of the properties of Acquired Fund received by Acquiring Fund in the Reorganization will be the same as the adjusted basis of those properties in the hands of Acquired Fund immediately before the exchange.

6.	Acquiring Fund’s holding periods with respect to the properties of Acquired Fund that Acquiring Fund acquires in the Reorganization will include the respective periods for which those properties were held by Acquired Fund (except where investment activities of Acquiring Fund have the effect of reducing or eliminating a holding period with respect to an asset).

7.	The Acquired Fund Shareholders will recognize no gain or loss upon receiving Acquiring Fund Shares solely in exchange for Acquired Fund Shares.

8.	The aggregate basis of the Acquiring Fund Shares received by an Acquired Fund Shareholder in the Reorganization will be the same as the aggregate basis of Acquired Fund Shares surrendered by the Acquired Fund Shareholder in exchange therefor.

9.	An Acquired Fund Shareholder’s holding period for the Acquiring Fund Shares received by the Acquired Fund Shareholder in the Reorganization will include the holding period during which the Acquired Fund Shareholder held Acquired Fund Shares surrendered in exchange therefor, provided that the Acquired Fund Shareholder held such shares as a capital asset on the date of Reorganization.

Mission-Auour Risk-Managed Global Equity Fund
Union Street Partners Value Fund
March 5, 2021

We express no opinion as to the federal income tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan.

Very truly yours,

/s/ Practus, LLP

On behalf of Practus, LLP

Mission-Auour Risk-Managed Global Equity Fund
Union Street Partners Value Fund
March 5, 2021

EXHIBIT A

Target Company	Target Fund	Acquiring Company	Acquiring Fund
World Funds Trust	Mission-Auour Risk-Managed Global Equity Fund	World Funds Trust	Union Street Partners Value Fund

Shares Class Mapping
Target Fund Share Class	Acquiring Fund Share Class
Class A Shares Institutional Class Shares Class Z Shares	Advisor Class Shares Advisor Class Shares Advisor Class Shares

5